                                                                   EXHIBIT 12.1


RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                               FISCAL YEAR                            28 WEEKS
                                                       -----------------------------------------------------------      ENDED
                                                         1997         1998         1999         2000        2001      7/14/2002

EARNINGS FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES & MINORITY INTERESTS            $  7,832      $ 14,524     $  9,894     $ 1,675     $ 1,362      $   653

FIXED CHARGES:
   INTEREST EXPENSE*                                   $ 11,249      $ 10,376     $ 12,109     $10,471     $ 8,452      $ 4,717
   CAPITALIZED INTEREST                                   3,485         3,219        2,004         349         858           80
   INTEREST FACTOR OF RENT EXPENSE                          697         3,443        4,736       3,617         204          108
                                                       ------------------------------------------------------------------------
              FIXED CHARGES                            $ 15,431      $ 17,038     $ 18,849     $14,437     $ 9,514      $ 4,905
                                                       ------------------------------------------------------------------------

PRETAX INCOME BEFORE FIXED CHARGES                     $ 23,263      $ 31,562     $ 28,743     $16,112    $ 10,876      $ 5,558
LESS CAPITALIZED INTEREST                                (3,485)       (3,219)      (2,004)       (349)       (858)         (80)
PLUS AMORTIZATION OF CAPITALIZED INTEREST                    87            80           50           9          21            2
                                                       ------------------------------------------------------------------------
              NET                                      $ 19,865      $ 28,424     $ 26,789     $15,771    $ 10,039      $ 5,480
                                                       ------------------------------------------------------------------------

RATIO OF EARNINGS FROM CONTINUING
    OPERATIONS TO FIXED CHARGES (TIMES)                    1.29         1.67          1.42        1.09        1.06         1.12
                                                       ========================================================================
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*   INCLUDES AMORTIZATION OF DEFERRED FINANCING COSTS.